Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

March 28, 2007

CONTACT:	BrianSchaefgen
(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. ANNOUNCES PRIVATE PLACEMENT OF 3.75% CONVERTIBLE SENIOR NOTES

Newport Beach, California, March 28, 2007—Ambassadors International, Inc. (NASDAQ:AMIE) (the “Company”) announced that it has agreed to sell $85 million of 3.75% Convertible Senior Notes due 2027 in a private offering. In connection with the offering, the Company has granted the initial purchaser a 13-day option to purchase an additional $15 million aggregate principal amount of notes solely to cover over-allotments.

The notes will be convertible into shares of Ambassadors International, Inc.’s common stock at an initial conversion rate of 17.8763 shares per $1,000 principal amount of the notes (which is equivalent to an initial conversion price of approximately $55.94 per share and represents a 25% premium to the closing share price on March 28, 2007), subject to adjustment upon the occurrence of certain events. The Company may redeem the notes in whole or in part after April 15, 2012. After April 20, 2010 and prior to April 15, 2012, the Company may redeem all or a portion of the notes value only if the price of the Company’s common stock reaches certain thresholds for a specified period of time. Holders of the notes may require the Company to purchase all or a portion of the notes, in cash, on April 15, 2012, April 15, 2017 and April 15, 2022 or upon the occurrence of certain fundamental changes.

The sale of the notes to the initial purchaser is expected to close on April 3, 2007, subject to satisfaction of customary closing conditions. There can be no assurance that the offering of the notes will be consummated.

The Company intends to use the proceeds from the sale to retire the $60 million in seller financing expected to be incurred in connection with its pending acquisition of Windstar Cruises. The remaining proceeds are expected to be used for general corporate purposes and future growth of the Company.

The securities are being offered to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful.